Exhibit 99.1

Zayo Completes Transition to a Private Company

Digital Colony and EQT Become Zayo’s Lead Investors

BOULDER, Colo. – March 9, 2020 – Zayo Group Holdings, Inc. (“Zayo”) (NYSE: ZAYO), which provides mission-critical bandwidth to the world’s most impactful companies, today announced the completion of its acquisition by affiliates of Digital Colony Partners (“Digital Colony”) and the EQT Infrastructure IV fund (“EQT” or “EQT Infrastructure”). The close marks the consummation of the $14.3 billion transaction, which represents the largest syndicated private equity investment, the fifth largest Media & Communications LBO and the second largest LBO overall since 2008.

Under the terms of the merger agreement, which was approved by Zayo’s stockholders at a special meeting held on July 26, 2019, Zayo stockholders will receive $35 in cash per share of Zayo common stock. As a result of the transaction completion, Zayo is now a privately held company and its common stock has ceased trading on the NYSE.

Founded in 2007, Zayo has grown through both organic investment and 45 acquisitions to become the leading independent provider of communications infrastructure. With deep, dense metro and long haul networks across the U.S., Canada and Western Europe, Zayo serves many of the largest and most innovative companies in the world. Before going public in 2014, Zayo’s original private equity investors funded the company with just over $1 billion of equity; with today’s transaction close, that equity is worth over $8 billion, creating material value for shareholders. Beyond shareholder value, Zayo has also established itself over the past 13 years as a top employer along Colorado’s front range and as an active participant in the communities in which it operates.

“We are excited to launch this new chapter of Zayo, as a private company under the ownership of a consortium led by two highly experienced infrastructure investors who have a deep understanding of our business and bring significant value to Zayo,” said Dan Caruso, Zayo’s chief executive officer. “This is a great outcome for the company, its former shareholders, our customers and employees, and our new ownership group. As a private company, we will have greater flexibility to pursue our long-term strategy and leverage our fiber to fuel global innovation for our customers.”

“EQT has a strong track record of supporting market leading companies and we look forward to working with the entire Zayo organization as it embarks on its next phase of growth as a private company,” said Jan Vesely, Partner at EQT Partners, Investment Advisor to EQT Infrastructure. “Zayo is ideally positioned to meaningfully expand its offerings and services against the backdrop of accelerating demand for innovative fiber infrastructure solutions.”

“Zayo has amassed a world class network that is unparalleled in the markets they serve, supporting the world’s most innovative companies,” said Marc Ganzi, CEO of Digital Colony and

CEO-Elect of Colony Capital. “We believe that fiber networks are the crucial connective element in the digital infrastructure ecosystem, and we look forward to partnering with the Zayo team to execute on the plan of leveraging these powerful assets and driving growth with our customers across multiple markets and verticals.”

Goldman Sachs and J.P. Morgan served as financial advisors to Zayo Group in connection with the transaction and Skadden Arps served as legal counsel. Morgan Stanley and Deutsche Bank acted as financial advisors to Digital Colony and EQT Infrastructure and Simpson Thacher served as legal advisor.

For more information about Zayo, visit zayo.com.

About Zayo

Zayo provides mission-critical bandwidth to the world’s most impactful companies, fueling the innovations that are transforming our society. Zayo’s 133,000-mile network in North America and Europe includes extensive metro connectivity to thousands of buildings and data centers. Zayo’s communications infrastructure solutions include dark fiber, private data networks, wavelengths, Ethernet, dedicated Internet access, and colocation services. Zayo owns and operates a Tier 1 IP Backbone and 44 carrier-neutral data centers. Through its Cloudlink service, Zayo provides low latency private connectivity that attaches enterprises to their public cloud environments.  Zayo serves wireless and wireline carriers, media, tech, content, finance, healthcare and other large enterprises.  For more information, visit zayo.com.

About Digital Colony

Digital Colony Management, LLC (“Digital Colony”) is the global digital infrastructure investment platform of Colony Capital, Inc. (NYSE: CLNY) and a leading investor, owner and operator of companies enabling the next generation of mobile and internet connectivity. Digital Colony was launched in 2018 by Digital Bridge Holdings, LLC and Colony Capital to bring together Digital Bridge’s industry, operational and investment expertise in the telecommunications sector with Colony Capital’s global scale, operating platform and capital markets access. The inaugural fund, Digital Colony Partners, LP, closed in May 2019, with $4.05 billion in commitments, making it the first fund dedicated solely to investing in digital infrastructure. For more information, please visit www.digitalcolony.com.

About EQT

EQT is a differentiated global investment organization with more than EUR 62 billion in raised capital and around EUR 40 billion in assets under management across 19 active funds. EQT funds have portfolio companies in Europe, Asia and the US with total sales of more than EUR 21 billion and approximately 127,000 employees. EQT works with portfolio companies to achieve sustainable growth, operational excellence and market leadership. More info: www.eqtgroup.com.

For Zayo:	Shannon Paulk, Corporate Communications
303-577-5897
press@zayo.com

Brad Korch, Investor Relations
720-306-7556
IR@zayo.com

For Digital Colony Partners:	Andrew Siegel, Jon Keehner, Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

For EQT:	Stephanie Greengarten
646-687-6810
stephanie.greengarten@eqtpartners.com

EQT Press Office
+46 8 506 55 334
press@eqtpartners.com